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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                                (Amendment No. 2)*

                                  Equinix Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   29444U106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 24 Pages
                       Exhibit Index Contained on Page 23

CUSIP No. 29444U106                                           Page 2 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Capital Partners II, L.P. ("BCP II")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        222,638 shares, except that Benchmark Capital Management Co. II, L.L.C. ("BCMC II"), the general partner of BCP II, may be deemed to have sole power to vote these shares, and Alexandre Balkanski ("Balkanski"), David M. Beirne ("Beirne"), Bruce W. Dunlevie ("Dunlevie"), J. William Gurley ("Gurley"), Kevin R. Harvey ("Harvey"), Robert C. Kagle ("Kagle"), Andrew S. Rachleff ("Rachleff") and Steven M. Spurlock ("Spurlock"), the members of BCMC II, may be deemed to have shared power to vote these shares.

                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               222,638 shares, except that BCMC II, the general partner
    WITH                of BCP II,  may be deemed to have sole  power to dispose
                        of  these  shares,  and  Balkanski,   Beirne,  Dunlevie,
                        Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                        members of BCMC II, may be deemed to have shared power to dispose of these shares.

                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      222,638
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 29444U106                                           Page 3 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Founders' Fund II, L.P. ("BFF II")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        26,360 shares, except that BCMC II, the general partner of BFF II, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC II, may be deemed to have shared power to vote these shares.

                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               26,360 shares,  except that BCMC II, the general partner
    WITH                of BFF II,  may be deemed to have sole  power to dispose
                        of  these  shares,  and  Balkanski,   Beirne,  Dunlevie,
                        Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                        members of BCMC II, may be deemed to have shared power to dispose of these shares.

                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      26,360
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 29444U106                                           Page 4 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Founders' Fund II-A, L.P. ("BFF II-A")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        13,982 shares, except that BCMC II, the general partner of BFF II-A, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC II, may be deemed to have shared power to vote these shares.

                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               13,982 shares,  except that BCMC II, the general partner
   WITH                 of BFF II-A, may be deemed to have sole power to dispose
                        of  these  shares,  and  Balkanski,   Beirne,  Dunlevie,
                        Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                        members of BCMC II, may be deemed to have shared power to dispose of these shares.

                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      13,982
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 29444U106                                           Page 5 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Members' Fund II, L.P. ("BMF II")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        3,740 shares, except that BCMC II, the general partner of BMF II, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC II, may be deemed to have shared power to vote these shares.

                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               3,740 shares,  except that BCMC II, the general  partner
    WITH                of BMF II,  may be deemed to have sole  power to dispose
                        of  these  shares,  and  Balkanski,   Beirne,  Dunlevie,
                        Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                        members of BCMC II, may be deemed to have shared power to dispose of these shares.

                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,740
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 29444U106                                           Page 6 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Capital Management Co. II, L.L.C.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        266,720 shares, of which 222,638 are directly owned by BCP II, 26,360 are directly owned by BFF II, 13,982 are directly owned by BFF II-A and 3,740 shares are directly owned by BMF II. BCMC II, the general partner of BCP II, BFF II, BFF II-A and BMF II, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC II, may be deemed to have shared power to vote these shares.

                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               266,720  shares,  of which 222,638 are directly owned by
    WITH                BCP II, 26,360 are directly  owned by BFF II, 13,982 are
                        directly owned by BFF II-A and 3,740 shares are directly owned by BMF II. BCMC II, the general partner of BCP II, BFF II, BFF II-A and BMF II, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC II, may be deemed to have shared power to dispose of these shares.

                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      266,720
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 29444U106                                           Page 7 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Capital Partners IV, L.P. ("BCP IV")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        2,506 shares, except that Benchmark Capital Management Co. IV, L.L.C. ("BCMC IV"), the general partner of BCP IV, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to vote these shares.

                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               2,506 shares,  except that BCMC IV, the general  partner
    WITH                of BCP IV,  may be deemed to have sole  power to dispose
                        of  these  shares,  and  Balkanski,   Beirne,  Dunlevie,
                        Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                        members of BCMC IV, may be deemed to have shared power to dispose of these shares.

                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,506
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 29444U106                                           Page 8 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Founders' Fund IV, L.P. ("BFF IV")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        917 shares, except that BCMC IV, the general partner of BFF IV, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to vote these shares.

                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               917 shares,  except that BCMC IV, the general partner of
    WITH                BFF IV,  may be deemed to have sole  power to dispose of
                        these shares, and Balkanski,  Beirne, Dunlevie,  Gurley,
                        Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.

                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      917
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 29444U106                                           Page 9 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Founders' Fund IV-A, L.P. ("BFF IV-A")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        128 shares, except that BCMC IV, the general partner of BFF IV-A, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to vote these shares.

                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               128 shares,  except that BCMC IV, the general partner of
    WITH                BFF IV-A may be deemed to have sole  power to dispose of
                        these shares, and Balkanski,  Beirne, Dunlevie,  Gurley,
                        Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.

                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      128
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 29444U106                                          Page 10 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Founders' Fund IV-B, L.P. ("BFF IV-B")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        28 shares, except that BCMC IV, the general partner of BFF IV-B, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to vote these shares.

                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               28 shares,  except that BCMC IV, the general  partner of
    WITH                BFF IV-B, may be deemed to have sole power to dispose of
                        these shares, and Balkanski,  Beirne, Dunlevie,  Gurley,
                        Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.

                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      28
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 29444U106                                          Page 11 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Capital Management Co. IV, L.L.C.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        3,579 shares, of which 2,506 are directly owned by BCP IV, 917 are directly owned by BFF IV, 128 are directly owned by BFF IV-A and 28 shares are directly owned by BFF IV-B. BCMC IV, the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to vote these shares.

                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               3,579 shares,  of which 2,506 are directly  owned by BCP
    WITH                IV, 917 are  directly  owned by BFF IV, 128 are directly
                        owned by BFF IV-A and 28 shares are directly owned by BFF IV-B. BCMC IV, the general partner of BCP IV, BFF
                        IV, BFF IV-A and BFF IV-B, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.

                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,579
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 29444U106                                          Page 12 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alexandre Balkanski
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      French Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        245 shares, all of which are directly owned by a trust, and Balkanski, as trustee of the trust, may be deemed to have sole power to vote these shares.

                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            270,299  shares,  of which 222,638 are directly owned by
  OWNED BY              BCP II; 26,360 are directly  owned by BFF II; 13,982 are
    EACH                directly owned by BFF II-A;  3,740 are directly owned by
  REPORTING             BMF II;  2,506  are  directly  owned by BCP IV;  917 are
   PERSON               directly  owned by BFF IV; 128 are directly owned by BFF
    WITH                IV-A; and 28 are directly owned by BFF IV-B.  BCMC II is
                        the general  partner of BCP II, BFF II, BFF II-A and BMF
                        II, and Balkanski, a member of BCMC II, may be deemed to have shared power to vote these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF
                        IV-B, and Balkanski, a member of BCMC IV, may be deemed to have shared power to vote these shares.

                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        245 shares, all of which are directly owned by a trust, and Balkanski, as trustee of the trust, may be deemed to have sole power to dispose of these shares.

                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        270,299 shares, of which 222,638 are directly owned by BCP II; 26,360 are directly owned by BFF II; 13,982 are directly owned by BFF II-A; 3,740 are directly owned by BMF II; 2,506 are directly owned by BCP IV; 917 are directly owned by BFF IV; 128 are directly owned by BFF IV-A; and 28 are directly owned by BFF IV-B. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Balkanski, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Balkanski, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      270,544
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 29444U106                                          Page 13 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      David M. Beirne
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        220 shares, all of which are directly owned by a trust, and Beirne, as trustee of the trust, may be deemed to have sole power to vote these shares.

                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            270,299  shares,  of which 222,638 are directly owned by
  OWNED BY              BCP II; 26,360 are directly  owned by BFF II; 13,982 are
    EACH                directly owned by BFF II-A;  3,740 are directly owned by
  REPORTING             BMF II;  2,506  are  directly  owned by BCP IV;  917 are
   PERSON               directly  owned by BFF IV; 128 are directly owned by BFF
                        IV-A; and 28 are directly owned by BFF IV-B. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF
                        II, and Beirne, a member of BCMC II, may be deemed to have shared power to vote these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF
                        IV-B, and Beirne, a member of BCMC IV, may be deemed to have shared power to vote these shares.

                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        220 shares, all of which are directly owned by a trust, and Beirne, as trustee of the trust, may be deemed to have sole power to dispose of these shares.

                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        270,299 shares, of which 222,638 are directly owned by BCP II; 26,360 are directly owned by BFF II; 13,982 are directly owned by BFF II-A; 3,740 are directly owned by BMF II; 2,506 are directly owned by BCP IV; 917 are directly owned by BFF IV; 128 are directly owned by BFF IV-A; and 28 are directly owned by BFF IV-B. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Beirne, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Beirne, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      270,519
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 29444U106                                          Page 14 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Bruce W. Dunlevie
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        321 shares, all of which are directly owned by a trust, and Dunlevie, as trustee of the trust, may be deemed to have sole power to vote these shares.

                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            270,299  shares,  of which 222,638 are directly owned by
  OWNED BY              BCP II; 26,360 are directly  owned by BFF II; 13,982 are
    EACH                directly owned by BFF II-A;  3,740 are directly owned by
  REPORTING             BMF II;  2,506  are  directly  owned by BCP IV;  917 are
   PERSON               directly  owned by BFF IV; 128 are directly owned by BFF
    WITH                IV-A; and 28 are directly owned by BFF IV-B.  BCMC II is
                        the general  partner of BCP II, BFF II, BFF II-A and BMF
                        II, and Dunlevie, a member of BCMC II, may be deemed to have shared power to vote these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF
                        IV-B, and Dunlevie, a member of BCMC IV, may be deemed to have shared power to vote these shares.

                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        321 shares, all of which are directly owned by a trust, and Dunlevie, as trustee of the trust, may be deemed to have sole power to dispose of these shares.

                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        270,299 shares, of which 222,638 are directly owned by BCP II; 26,360 are directly owned by BFF II; 13,982 are directly owned by BFF II-A; 3,740 are directly owned by BMF II; 2,506 are directly owned by BCP IV; 917 are directly owned by BFF IV; 128 are directly owned by BFF IV-A; and 28 are directly owned by BFF IV-B. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Dunlevie, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Dunlevie, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      270,620
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 29444U106                                          Page 15 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      J. William Gurley
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        25 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            270,299  shares,  of which 222,638 are directly owned by
 OWNED BY               BCP II; 26,360 are directly  owned by BFF II; 13,982 are
   EACH                 directly owned by BFF II-A;  3,740 are directly owned by
 REPORTING              BMF II;  2,506  are  directly  owned by BCP IV;  917 are
  PERSON                directly  owned by BFF IV; 128 are directly owned by BFF
   WITH                 IV-A; and 28 are directly owned by BFF IV-B.  BCMC II is
                        the general  partner of BCP II, BFF II, BFF II-A and BMF
                        II, and Gurley, a member of BCMC II, may be deemed to have shared power to vote these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF
                        IV-B, and Gurley, a member of BCMC IV, may be deemed to have shared power to vote these shares.

                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        25 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        270,299 shares, of which 222,638 are directly owned by BCP II; 26,360 are directly owned by BFF II; 13,982 are directly owned by BFF II-A; 3,740 are directly owned by BMF II; 2,506 are directly owned by BCP IV; 917 are directly owned by BFF IV; 128 are directly owned by BFF IV-A; and 28 are directly owned by BFF IV-B. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Gurley, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Gurley, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      270,324
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 29444U106                                          Page 16 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Kevin R. Harvey
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        126 shares, all of which are directly owned by a trust, and Harvey, as trustee of the trust, may be deemed to have sole power to vote these shares.

                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            270,299  shares,  of which 222,638 are directly owned by
  OWNED BY              BCP II; 26,360 are directly  owned by BFF II; 13,982 are
    EACH                directly owned by BFF II-A;  3,740 are directly owned by
  REPORTING             BMF II;  2,506  are  directly  owned by BCP IV;  917 are
   PERSON               directly  owned by BFF IV; 128 are directly owned by BFF
    WITH                IV-A; and 28 are directly owned by BFF IV-B.  BCMC II is
                        the general  partner of BCP II, BFF II, BFF II-A and BMF
                        II, and Harvey, a member of BCMC II, may be deemed to have shared power to vote these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF
                        IV-B, and Harvey, a member of BCMC IV, may be deemed to have shared power to vote these shares.

                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        126 shares, all of which are directly owned by a trust, and Harvey, as trustee of the trust, may be deemed to have sole power to dispose of these shares.

                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        270,299 shares, of which 222,638 are directly owned by BCP II; 26,360 are directly owned by BFF II; 13,982 are directly owned by BFF II-A; 3,740 are directly owned by BMF II; 2,506 are directly owned by BCP IV; 917 are directly owned by BFF IV; 128 are directly owned by BFF IV-A; and 28 are directly owned by BFF IV-B. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Harvey, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Harvey, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      270,425
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 29444U106                                          Page 17 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Robert C. Kagle
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        245 shares, all of which are directly owned by several trusts, and Kagle, as trustee of the trusts, may be deemed to have sole power to vote these shares.

                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            270,299  shares,  of which 222,638 are directly owned by
  OWNED BY              BCP II; 26,360 are directly  owned by BFF II; 13,982 are
    EACH                directly owned by BFF II-A;  3,740 are directly owned by
  REPORTING             BMF II;  2,506  are  directly  owned by BCP IV;  917 are
   PERSON               directly  owned by BFF IV; 128 are directly owned by BFF
    WITH                IV-A; and 28 are directly owned by BFF IV-B.  BCMC II is
                        the general  partner of BCP II, BFF II, BFF II-A and BMF
                        II, and Kagle, a member of BCMC II, may be deemed to have shared power to vote these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF
                        IV-B, and Kagle, a member of BCMC IV, may be deemed to have shared power to vote these shares.

                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        245 shares, all of which are directly owned by several trusts, and Kagle, as trustee of the trusts, may be deemed to have sole power to dispose of these shares.

                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        270,299 shares, of which 222,638 are directly owned by BCP II; 26,360 are directly owned by BFF II; 13,982 are directly owned by BFF II-A; 3,740 are directly owned by BMF II; 2,506 are directly owned by BCP IV; 917 are directly owned by BFF IV; 128 are directly owned by BFF IV-A; and 28 are directly owned by BFF IV-B. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Kagle, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Kagle, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      270,544
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 29444U106                                          Page 18 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Andrew S. Rachleff
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        1,883 shares, all of which are directly owned by a trust, and Rachleff, as trustee of the trust, may be deemed to have sole power to vote these shares.

                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            270,299  shares,  of which 222,638 are directly owned by
  OWNED BY              BCP II; 26,360 are directly  owned by BFF II; 13,982 are
    EACH                directly owned by BFF II-A;  3,740 are directly owned by
  REPORTING             BMF II;  2,506  are  directly  owned by BCP IV;  917 are
   PERSON               directly  owned by BFF IV; 128 are directly owned by BFF
    WITH                IV-A; and 28 are directly owned by BFF IV-B.  BCMC II is
                        the general  partner of BCP II, BFF II, BFF II-A and BMF
                        II, and Rachleff, a member of BCMC II, may be deemed to have shared power to vote these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF
                        IV-B, and Rachleff, a member of BCMC IV, may be deemed to have shared power to vote these shares.

                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        1,883 shares, all of which are directly owned by a trust, and Rachleff, as trustee of the trust, may be deemed to have sole power to dispose of these shares.

                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        270,299 shares, of which 222,638 are directly owned by BCP II; 26,360 are directly owned by BFF II; 13,982 are directly owned by BFF II-A; 3,740 are directly owned by BMF II; 2,506 are directly owned by BCP IV; 917 are directly owned by BFF IV; 128 are directly owned by BFF IV-A; and 28 are directly owned by BFF IV-B. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Rachleff, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Rachleff, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      272,182
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 29444U106                                          Page 19 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Steven M. Spurlock
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        200 shares, all of which are directly owned by a trust, and Spurlock, as trustee of the trust, may be deemed to have sole power to vote these shares.

                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            270,299  shares,  of which 222,638 are directly owned by
  OWNED BY              BCP II; 26,360 are directly  owned by BFF II; 13,982 are
    EACH                directly owned by BFF II-A;  3,740 are directly owned by
  REPORTING             BMF II;  2,506  are  directly  owned by BCP IV;  917 are
   PERSON               directly  owned by BFF IV; 128 are directly owned by BFF
    WITH                IV-A; and 28 are directly owned by BFF IV-B.  BCMC II is
                        the general  partner of BCP II, BFF II, BFF II-A and BMF
                        II, and Spurlock, a member of BCMC II, may be deemed to have shared power to vote these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF
                        IV-B, and Spurlock, a member of BCMC IV, may be deemed to have shared power to vote these shares.

                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        200 shares, all of which are directly owned by a trust, and Spurlock, as trustee of the trust, may be deemed to have sole power to dispose of these shares.

                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        270,299 shares, of which 222,638 are directly owned by BCP II; 26,360 are directly owned by BFF II; 13,982 are directly owned by BFF II-A; 3,740 are directly owned by BMF II; 2,506 are directly owned by BCP IV; 917 are directly owned by BFF IV; 128 are directly owned by BFF IV-A; and 28 are directly owned by BFF IV-B. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Spurlock, a member of BCMC II, may be deemed to have shared power to vote these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Spurlock, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      270,499
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 29444U106                                          Page 20 of 24 Pages
--------------------------------------------------------------------------------


          This statement amends the Statement on 13G filed by Benchmark Capital Partners II, L.P., Benchmark Founders' Fund II, L.P., Benchmark Founders' Fund II-A, L.P., Benchmark Members' Fund II, L.P., Benchmark Capital Management Co. II, L.L.C., Benchmark Capital Partners IV, L.P., Benchmark Founders' Fund IV, L.P., Benchmark Founders' Fund IV-A, L.P., Benchmark Founders' Fund IV-B, L.P., Benchmark Capital Management Co. IV, L.L.C., Alexandre Balkanski, David M. Beirne, Bruce W. Dunlevie, J. William Gurley, Kevin R. Harvey, Robert C Kagle, Andrew S. Rachleff and Steven M. Spurlock. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

ITEM 4. OWNERSHIP

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               (a) Amount beneficially owned:

                   See Row 9 of cover page for each Reporting Person.

               (b) Percent of Class:

                   See Row 11 of cover page for each Reporting Person.

               (c) Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote:

                              See Row 5 of cover page for each Reporting Person.

                        (ii)  Shared power to vote or to direct the vote:

                              See Row 6 of cover page for each Reporting Person.

                        (iii) Sole power to dispose or to direct the disposition
                              of:

                              See Row 7 of cover page for each Reporting Person.

                        (iv)  Shared   power  to   dispose   or  to  direct  the
                              disposition of:

                              See Row 8 of cover page for each Reporting Person.




ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
         [X] Yes

CUSIP No. 29444U106                                          Page 21 of 24 Pages
--------------------------------------------------------------------------------


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2003

                                      BENCHMARK  CAPITAL  PARTNERS  II,  L.P., a
                                      Delaware Limited Partnership

                                      BENCHMARK   FOUNDERS'  FUND  II,  L.P.,  a
                                      Delaware Limited Partnership

                                      BENCHMARK  FOUNDERS'  FUND II-A,  L.P.,  a
                                      Delaware Limited Partnership

                                      BENCHMARK   MEMBERS'   FUND  II,  L.P.,  a
                                      Delaware Limited Partnership

                                      BENCHMARK   CAPITAL   MANAGEMENT  CO.  II,
                                      L.L.C.,  a  Delaware   Limited   Liability
                                      Company


                                      By: /s/ Steven M. Spurlock
                                          --------------------------------------
                                          Steven M. Spurlock
                                          Managing Member



                                      BENCHMARK  CAPITAL  PARTNERS  IV,  L.P., a
                                      Delaware Limited Partnership

                                      BENCHMARK   FOUNDERS'  FUND  IV,  L.P.,  a
                                      Delaware Limited Partnership

                                      BENCHMARK  FOUNDERS'  FUND IV-A,  L.P.,  a
                                      Delaware Limited Partnership

                                      BENCHMARK  FOUNDERS'  FUND IV-B,  L.P.,  a
                                      Delaware Limited Partnership

                                      BENCHMARK   CAPITAL   MANAGEMENT  CO.  IV,
                                      L.L.C.,  a  Delaware   Limited   Liability
                                      Company



                                      By: /s/ Steven M. Spurlock
                                          --------------------------------------
                                          Steven M. Spurlock
                                          Managing Member

CUSIP No. 29444U106                                          Page 22 of 24 Pages
--------------------------------------------------------------------------------

                                      ALEXANDRE BALKANSKI
                                      DAVID M. BEIRNE
                                      BRUCE W. DUNLEVIE
                                      J. WILLIAM GURLEY
                                      KEVIN R. HARVEY
                                      ROBERT C. KAGLE
                                      ANDREW S. RACHLEFF
                                      STEVEN M. SPURLOCK

                                      By: /s/ Steven M. Spurlock
                                          --------------------------------------
                                          Steven M. Spurlock
                                          Attorney-in-Fact*

*Signed pursuant to a Power of Attorney already on file with the appropriate agencies.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

CUSIP No. 29444U106                                          Page 23 of 24 Pages
--------------------------------------------------------------------------------

                                  EXHIBIT INDEX

                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   24

CUSIP No. 29444U106                                          Page 24 of 24 Pages
--------------------------------------------------------------------------------

                                    EXHIBIT A

                            Agreement of Joint Filing

          The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Equinix Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.